Chembio and CDC to Develop Rapid Syphilis Test Using Dual Path Platform (DPP™) Technology

Cooperative Research and Development Agreement Signed to Leverage Respective Technologies and Create New Rapid Test

MEDFORD, NEW YORK - November 27, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has signed a Cooperative Research and Development Agreement (CRADA) with the United States Centers for Disease Control and Prevention (CDC) to develop a rapid combination test for syphilis utilizing Chembio’s Dual Path Platform (DPP™) technology and the CDC’s patented Syphilis antigens. The test is being designed to detect both treponemal and nontreponemal antibodies in the same device and therefore could potentially be both a screening and confirmatory test in a point of care setting.

A team of scientists from Chembio and CDC will work together to develop the test. After successful completion of device design and analyses of experimental data, initiation of field studies and data collection would proceed in accordance with the Food and Drug Administration (FDA) and the World Health Organization (WHO) requirements. At that time, CDC will be responsible, among other matters, for undertaking testing procedures and clinical trials. Chembio’s responsibilities will include, among other matters, providing manufacturing capacity for producing prototype devices and submitting certain regulatory documents to the FDA.

Lawrence Siebert, President and CEO of Chembio commented, “The CRADA with CDC illustrates how valuable the DPP technology is to Chembio. This agreement enables us to simultaneously broaden our rapid test products beyond our core areas of HIV, Chagas Disease and Tuberculosis, capitalize on our DPP intellectual property, and collaborate with the leading public health organization in the U.S. that has expertise in sexually transmitted diseases such as Syphilis”.

The DPP technology is a point of care test platform, which, based on internal tests, can overcome the sensitivity and specificity issues related to conventional lateral flow technology. Chembio believes DPP will be an excellent platform for a serology test for Syphilis due to the separate delivery path for sample and simultaneous binding of antibodies in the samples to several antigens in the test area. Chembio has posted on its web site at http://www.chembio.com/newtechnologies.html a video animation of the basic DPP system, which will soon be updated to include a prototype of an oral fluid (HIV) DPP system under development.

Syphilis is a sexually transmitted disease (STD) caused by the bacterium Treponema pallidum. Worldwide 12 million individuals are diagnosed with syphilis each year and are at increased risk of becoming infected with and transmitting HIV. In addition, syphilis can be transmitted from infected women to their unborn child during pregnancy. Early and appropriate diagnosis and treatment prevents infection of the child and development of severe complications.

The difficulty in following up patients who have undergone syphilis testing in a variety of settings and testing for syphilis in many prenatal settings are major obstacles to effective syphilis control. The development of a rapid, point of care test that combines the sensitivity of a screening test with the specificity of a confirmatory test will assist clinicians in providing appropriate treatment during an initial clinic visit.

The Federal Technology Transfer Act of 1986 (15 U.S.C. 3710a) authorizes federal agencies to permit Directors of government-operated federal laboratories to enter into a Cooperative Research and Development Agreement (CRADA) with a federal or non-federal entity, including a state or local government, college and university, corporation, sole proprietorship, and trade association, for the purpose of broadening the U.S. technological base by disseminating and making available new knowledge from a Government research laboratory for the development of new products and technologies

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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